Exhibit 99.1

PRESS RELEASE

Philip Morris International Reports 2025 Third-Quarter & First Nine-Months Results;
Raises Full-Year Adjusted Diluted EPS Guidance and Revises Assumptions;
Third-Quarter Reported Diluted EPS Grew 13.2% to $2.23,
Adjusted Diluted EPS Grew 17.3% to $2.24, and by 13.1% excluding currency

STAMFORD, CT, October 21, 2025 – Philip Morris International Inc. (PMI) (NYSE: PM) today announces its 2025 third quarter results.1
"In the third quarter, we continued to invest in the growth of our increasingly profitable smoke-free business, while achieving record quarterly smoke-free gross profit and adjusted diluted EPS," said Jacek Olczak, Chief Executive Officer.
"Our global smoke-free portfolio is outgrowing the industry by a clear margin, driving positive total volumes, strong top-line growth and impressive margin expansion."
"We are on track to exceed our industry-leading 2024-26 growth targets and upgrade our 2025 full-year adjusted diluted EPS forecast."

Results Highlights - Third-Quarter 2025
•Smoke-free business (SFB): Our smoke-free business accounted for 41% of total net revenues (up by 2.9pp vs. Q3 last year) and over 42% of total gross profit (up by 2.5pp vs. Q3 last year). Our smoke-free products (SFP) are now available in 100 markets, nearly half of which have at least two of our three flagship brands (IQOS, ZYN and VEEV) available for sale. Our SFB continues to deliver superior performance, with shipment volumes up by 16.6%, net revenues growing by 17.7% (13.9% organically) and gross profit increasing by 19.5% (14.8% organically).
•Inhalable smoke-free products: IQOS continues to strengthen its overall position as the second largest nicotine ‘brand’ in markets where present (gaining 0.9pp of combined cigarette and HTU industry volumes to reach 9.1% share) and is driving the growth of the global heat-not-burn category, where PMI holds approximately 76% volume share. HTU adjusted in-market sales (IMS) volume, which excludes the net impact of estimated distributor and wholesaler inventory movements, grew by 9.0% against a strong prior year comparator.
•In Japan, notwithstanding a significant intensifying of competition, adjusted IMS grew by an estimated 6.0%, with IQOS continuing to hold its share of the heat-not-burn category. IQOS HTU adjusted market share of total nicotine increased by 1.8pp to 31.7%. The overall category exceeds 50% of total nicotine offtake share in 14 out of 20 major cities and 10 prefectures.
•In Europe, adjusted IMS reached a record 15 billion units and grew by an estimated 7.3%, with a further acceleration in Italy and strong growth in many markets, notably Greece, Spain and Romania. As we continue to roll out the ILUMA i device, we are continuously innovating on IQOS consumables, with DELIA sourcing incremental users from new cohorts of legal-age smokers, and LEVIA growing its appeal among legal-age vapers. IQOS HTU adjusted market share increased by 1.2pp to 10.7%.
1 Explanation of PMI's use of non-GAAP measures cited in this document and reconciliations to the most directly comparable U.S. GAAP measures can be found in the “Non-GAAP Measures, Glossary and Explanatory Notes” section of this release, in Exhibit 99.2 to the company's Form 8-K dated October 21, 2025, and at www.pmi.com/2025Q3earnings.

•Outside Europe and Japan, strong adjusted IMS growth continued and offtake share increased in key cities across the globe, including Cairo, Mexico City, Tunis, Riyadh, Seoul, Jakarta and Kuala Lumpur. In Indonesia, the broader roll-out of BONDS by IQOS continues as a complementary offer to IQOS ILUMA with promising early results.
In the e-vapor category, VEEV continued its increasingly profitable growth, and is now available in 46 markets. Shipment volumes grew by 91.0%, driven by Europe and Indonesia. Within the closed pods segment, VEEV holds a top 3 position in 15 markets, including the #1 position in 8 markets. PMI remains committed to building and commercializing the brand in a focused, responsible and profitable manner as VEEV increasingly sources from non-IQOS legal-age nicotine users.
•Oral SFP: Shipment volume increased by 16.9% in pouch or pouch equivalents (20.2% in cans), fueled by nicotine pouches, which more than doubled outside the U.S. and Nordics, and in the U.S. grew by 37% to 205 million cans.
•In the U.S., ZYN accelerated its offtake growth to a remarkable 39% in Q3 as estimated by Nielsen, also driving category growth to over 40%. The growth of ZYN was supported by a wide range of commercial activities to further enhance the strength and presence of the brand, and ensure competitive price positioning following several quarters of reduced activity due to supply constraints. In addition, we implemented select short-term 'relaunch' promotions to mark ZYN's return to full availability and boost trial among legal-age smokers. While this had an impact on Americas Region Q3 net revenue and operating income growth, we expect U.S. ZYN to remain best-in-class in terms of profitability for the group, reinforcing the attractive outlook for the category.
•The growth of the international nicotine pouch business was fueled by strong offtake and geographic expansion. Our focus remains on switching legal-age smokers with a relevant product portfolio. Pakistan, the UK, Poland, and South Africa delivered strong performances. Following further launches, ZYN is now available in 46 international markets.
•Combustibles: Notwithstanding expected lower volumes, net revenues grew by 4.3% (up 1.0% organically) fueled by high single-digit pricing, partly offset by negative mix dynamics. This drove another quarter of robust gross profit growth of 7.7% (4.8% organically). Marlboro reached 10.9% category share, its highest quarterly market share since the 2008 spin. Our overall cigarette category share was broadly stable for the first nine-months.
•Dividend: Increased regular quarterly dividend by 8.9% to $1.47 per share, or an annualized $5.88 per share.

Performance Highlights - Third-Quarter 2025

	Total PMI	SFP	HTU	Oral SFP	E-vapor[2]	Cigarettes
Total Shipment Volume (units bn)	204.9	46.9	40.8	5.2	0.9	157.9
vs. Q3 2024	0.7%	16.6%	15.5%	16.9%	91.0%	(3.2)%

	PMI	Smoke-Free Business	Combustibles
Net Revenues ($ bn)	$10.8	$4.4	$6.4
reported vs. Q3 2024	9.4%	17.7%	4.3%
organic vs. Q3 2024	5.9%	13.9%	1.0%

Gross Profit ($ bn)	$7.4	$3.1	$4.3
reported vs. Q3 2024	12.4%	19.5%	7.7%
organic vs. Q3 2024	8.7%	14.8%	4.8%

Operating Income ($ bn)	$4.3
reported vs. Q3 2024	16.7%
organic vs. Q3 2024	7.5%

	Reported Diluted EPS	Adjusting Items[3]	Adjusted Diluted EPS	Currency Impact	Adj. Diluted EPS ex. Currency
EPS	$2.23	$(0.01)	$2.24	$0.08	$2.16
vs. Q3 2024	13.2%		17.3%		13.1%

Performance Highlights - First Nine Months 2025

	Total PMI	SFP	HTU	Oral SFP	E-vapor[2]	Cigarettes
Total Shipment Volume (units bn)	592.7	134.8	116.7	15.7	2.4	457.9
vs. YTD 2024	1.8%	14.3%	12.2%	22.5%	+100%	(1.3)%

	PMI	Smoke-Free Business	Combustibles
Net Revenues ($ bn)	$30.3	$12.5	$17.8
reported vs. YTD 2024	7.5%	16.0%	2.2%
organic vs. YTD 2024	7.5%	16.1%	2.2%

Gross Profit ($ bn)	$20.5	$8.7	$11.7
reported vs. YTD 2024	12.1%	23.3%	5.1%
organic vs. YTD 2024	11.8%	22.5%	4.9%

Operating Income ($ bn)	$11.5
reported vs. YTD 2024	13.6%
organic vs. YTD 2024	12.5%

	Reported Diluted EPS	Adjusting Items[3]	Adjusted Diluted EPS	Currency Impact	Adj. Diluted EPS ex. Currency
EPS	$5.89	$0.06	$5.83	$0.02	$5.81
vs. YTD 2024	20.4%		16.4%		16.0%
2 One milliliter of e-vapor liquid equivalent to 10 units; 2024 volume of e-vapor in billions of units: Q1 0.3, Q2 0.4, Q3 0.5, Q4 0.5
3 For a list of adjusting items refer to additional information section of this release
Note: Sums might not foot to total due to rounding.

2025 Full-Year Forecast

	Full-Year
	2025 Forecast			2024	Growth

Reported Diluted EPS	$7.39	-	$7.49	$ 4.52
Adjustments:
Restructuring charges(1)	0.13			0.10
Impairment of goodwill and other intangibles	0.03			0.01
Amortization of intangibles(2)	0.50			0.40
Germany excise tax classification litigation charge	0.10			—
RBH (Canada) Plan Implementation, including dividend income, net	(0.10)			—
Impairment of Wellness & Healthcare related equity investment	0.09			—
Income tax impact associated with Swedish Match AB financing	(0.24)			0.14
Fair value adjustment for equity security investments	(0.33)			(0.27)
Tax items	(0.11)			(0.03)
Other 2024 adjustments(3)	—			1.70
Total Adjustments	0.07			2.05
Adjusted Diluted EPS	$7.46	-	$7.56	$ 6.57	13.5%	-	15.1%
Less: Currency	0.10
Adjusted Diluted EPS, excluding currency	$7.36	-	$7.46	$ 6.57	12.0%	-	13.5%
(1) 2025 amount reflects pre-tax restructuring charges of $243 million ($200 million net of income tax) incurred in Q2 with respect to manufacturing footprint optimization in Germany
(2) See forecast assumptions for details
(3) Includes $0.13 loss on sale of Vectura Group, $0.03 Egypt sales tax charge, $0.05 Megapolis localization tax impact, $1.49 impairment related to the RBH equity investment
Reported diluted EPS is forecast to be in a range of $7.39 to $7.49, at prevailing exchange rates, versus reported diluted EPS of $4.52 in 2024. Excluding a total 2025 adjustment of $0.07 per share, this forecast represents a projected increase of 13.5% to 15.1% versus adjusted diluted EPS of $6.57 in 2024. Also excluding a favorable currency impact of $0.10, at prevailing exchange rates, this forecast represents a projected increase of 12.0% to 13.5% versus adjusted diluted EPS of $6.57 in 2024, as outlined in the above table.
2025 Full-Year Forecast Assumptions
This forecast assumes:
•An estimated total international industry volume decline of around 1% for cigarettes and HTUs, excluding China and the U.S.;
•Total cigarette and smoke-free product shipment volume growth for PMI of around 1%. We expect smoke-free product volume growth of 12% to 14%, partly offset by cigarette volume declines of around 2%. SFP volume growth continues to assume 10% to 12% growth in HTU adjusted IMS volumes, and U.S. nicotine pouch second-half shipment growth broadly in-line with offtake growth before trade inventory movements.
•Net revenue growth of around 6% to 8% on an organic basis;
•Organic operating income growth of 10% to 11.5%, including the impact of higher U.S. investments;
•Full-year amortization of acquired intangibles of $0.50 per share, including the amortization of IQOS commercialization rights in the U.S. related to the agreement to end our commercial relationship with Altria Group, Inc. covering IQOS in the U.S.;
•An effective tax rate, excluding discrete tax events, of around 22%;

•Operating cash flow of more than $11.5 billion at prevailing exchange rates, subject to year-end working capital requirements; this now includes dividend income from our deconsolidated Canadian affiliate.
•Capital expenditures of around $1.6 billion, almost entirely due to investments supporting the smoke-free business;
•Further net debt to adjusted EBITDA ratio improvement as we continue to target a ratio of around 2x by the end of 2026; and
•No share repurchases in 2025.

Factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to these projections.

New Segment Reporting
With our smoke-free business now operating at scale across our regions, including substantial growth from our U.S. business, PMI plans to implement an evolved organizational model with two primary business units: International and U.S. The updated organizational structure is designed to enhance our agility and to support our journey to become a smoke-free company under the leadership of CEO Jacek Olczak. This change is scheduled for implementation effective January 1, 2026, and as a result we anticipate realigning our reportable segments.
The current four geographic segments will be replaced with three new segments: International Smoke-Free, International Combustibles, and U.S. The company plans to report its financial results based on the new segments as of the first quarter of 2026. In the weeks following our 2025 full-year earnings announcement, the company plans to disclose select historical financial information for the 2023 to 2025 period based on the new segments.

Conference Call
A conference call hosted by Emmanuel Babeau, Chief Financial Officer, will be webcast at 9:00 a.m., Eastern Time, on October 21, 2025. Access the webcast at www.pmi.com/2025Q3earnings.

Investor Relations:	Media:
Stamford, CT: +1 (203) 905 2413	Lausanne: +41 582 424 500
Lausanne, Switzerland: +41 582 424 666	Email: David.Fraser@pmi.com
Email: InvestorRelations@pmi.com

Operating Review - Third-Quarter 2025

Net Revenues (in millions)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
2024	9,911	4,197	2,964	1,602	1,148
Price	305	220	254	35	(204)
Volume/Mix	245	49	(62)	108	150
Other	37	—	40	—	(3)
Acquisitions & Divestitures	(38)	(38)	—	—	—
Currency	385	291	77	23	(6)
2025	10,845	4,719	3,273	1,768	1,085
vs. Q3 2024	9.4%	12.4%	10.4%	10.4%	(5.5)%
Organic growth	5.9%	6.4%	7.8%	8.9%	(5.0)%

Operating Income (in millions)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
2024	3,654	1,769	960	788	137
Price	305	220	254	35	(204)
Volume/Mix	258	10	26	86	136
Cost/Other	(168)	(29)	(54)	(27)	(58)
Acquisitions & Divestitures	18	18	—	—	—
Currency	196	162	49	(36)	21
2025	4,263	2,150	1,235	846	32
vs. Q3 2024	16.7%	21.5%	28.6%	7.4%	(76.6)%

Adjustments*	(407)	(224)	(4)	(1)	(179)
2025 Adjusted OI	4,670	2,373	1,239	847	211
vs. Q3 2024	12.4%	17.5%	22.8%	7.4%	(37.2)%
Organic growth	7.5%	9.1%	17.9%	11.9%	(43.5)%

2024 Adjusted OI Margin	41.9%	48.1%	34.0%	49.3%	29.3%
2025 Adjusted OI Margin	43.1%	50.3%	37.9%	47.9%	19.4%
vs. Q3 2024	1.2pp	2.2pp	3.9pp	(1.4)pp	(9.9)pp
Organic growth	0.6pp	1.2pp	3.2pp	1.3pp	(11.9)pp
(*) For a list of adjusting items refer to additional information section of this release or Schedules 7 and 9 in Exhibit 99.2 to the Form 8-K dated October 21, 2025.

HTU & Cigarette Shipments (m units)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
Heated Tobacco Units	40,836	15,669	8,717	16,272	178
vs. Q3 2024	15.5%	10.4%	22.3%	17.4%	13.4%
Cigarettes	157,940	40,754	90,445	12,216	14,525
vs. Q3 2024	(3.2)%	(6.8)%	(1.1)%	(4.6)%	(4.7)%
Total	198,776	56,423	99,162	28,488	14,703
vs. Q3 2024	0.1%	(2.6)%	0.6%	6.8%	(4.5)%

Oral SFP Shipments (m cans)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
Nicotine Pouches	224.6	12.0	6.1	0.7	205.8
vs. Q3 2024	36.4%	6.8%	92.2%	7.5%	37.6%
Snus	56.2	52.5	—	3.0	0.7
vs. Q3 2024	(8.2)%	(13.3)%	—	—	(5.2)%
Moist Snuff	31.6	—	—	—	31.6
vs. Q3 2024	(7.2)%	—	—	—	(7.2)%
Other Oral SFP	0.8	0.8	—	—	—
vs. Q3 2024	9.8%	10.1%	—	—	—
Total	313.2	65.2	6.1	3.8	238.1
vs. Q3 2024	20.2%	(10.0)%	92.2%	+100%	29.1%
Note: U.S. travel retail volumes of approximately 5.2m nicotine pouch cans recorded in Americas segment, financial impact recorded in EA, AU & PMI GTR segment. No meaningful U.S. travel retail volumes in prior year. "-" indicates volume below 0.1 million cans

Total PMI
•Estimated industry volume (excluding China and the U.S.) for cigarettes and HTUs decreased by 0.8%.
•PMI's shipment volume increased by 0.7% with SFP volumes up by 16.6%, with all SFP categories growing strongly, and cigarette volumes down by 3.2% with declines in all regions.
•Net revenues increased by 5.9% on an organic basis, mainly reflecting: a favorable pricing variance due to higher combustible tobacco pricing; and favorable volume/mix driven by higher smoke-free products volume, notwithstanding lower volumes and unfavorable mix for cigarettes.
•Adjusted operating income increased by 7.5% on an organic basis, mainly reflecting the same factors as for net revenues, partly offset by higher marketing, administration and research costs.

Europe
•The estimated market for cigarettes and HTUs decreased by 4.8% to 141.9 billion units, with a 6.3% decrease for cigarettes and continued HTU growth. Markets with notable decreases include Ukraine (down by 15.0%), Poland (down by 9.7%), and United Kingdom (down by 17.0%).
•PMI's shipment volume decreased by 2.2% with cigarettes down by 6.8% and SFP up by 10.5%.
•PMI HTUs share of the total cigarette and HTU market increased by 1.2pp on an adjusted basis.
•Net revenues increased by 6.4% on an organic basis, reflecting: a favorable pricing variance driven by higher combustible tobacco pricing, and favorable volume/mix driven by higher smoke-free products volume, notwithstanding lower volumes and unfavorable mix for cigarettes.
•Adjusted operating income increased by 9.1% organically, mainly due to the same factors as for net revenues.

SSEA, CIS & MEA
•The estimated market for cigarettes and HTUs increased by 1.2% to 399.9 billion units, mainly due to Bangladesh (up by 23.5%), India (up by 9.1%), and Turkey (up by 2.5%), partly offset by Vietnam (down by 8.3%) and Indonesia (down by 2.7%).
•PMI's shipment volume increased by 0.7% with SFP up by 23.3%, and cigarettes down by 1.1%.
•PMI's HTU adjusted in-market sales volume, fueled by broad growth across the region, increased by an estimated 13.3%.
•Net revenues increased by 7.8% on an organic basis, primarily reflecting: a favorable pricing variance, predominantly driven by higher combustible tobacco pricing; while higher SFP volume was more than offset by unfavorable cigarette mix due to the below mentioned commercial model change in Indonesia.
•A change in our commercial model for the below tier-one cigarette segment in Indonesia in the fourth quarter of 2024 resulted in lower net revenue growth, with no meaningful impact on operating income.
•Adjusted operating income increased by 17.9% on an organic basis, mainly reflecting a favorable price variance, predominantly driven by higher combustible tobacco pricing, partly offset by higher marketing, administration and research costs.

East Asia, Australia & PMI Global Travel Retail
•The estimated market for cigarettes and HTUs, excluding China, was broadly stable (82.5 billion units), with a decrease in cigarettes offset by HTU growth. Notable increases in South Korea (up by 2.6%) and Global Travel Retail (up by 4.6%) were offset by Australia (down by 59.2%) and Taiwan (down by 2.3%).
•PMI's shipment volume increased by 7.1% with SFP up by 17.8%, and cigarettes down by 4.6%.
•PMI's HTU adjusted in-market sales volume increased by an estimated 8.2%.
•Net revenues increased by 8.9% on an organic basis, predominantly reflecting a favorable volume/mix, driven by higher smoke-free products volume.
•Adjusted operating income increased by 11.9% organically, mainly due to the same factor as for net revenues.

Americas
•The estimated market for cigarettes and HTUs, excluding the U.S., decreased by 6.2% to 44.1 billion units, driven by a decrease in the cigarette market. The decrease was mainly due to Brazil (down by 9.8%) and Mexico (down by 11.3%), partly offset by Argentina (up by 5.0%).
•PMI's shipment volume increased by 0.6% with SFP up by 26.9%, and cigarettes down by 4.7%.
•Oral SFP shipments increased by 29.1% to 238 million cans, predominantly driven by ZYN nicotine pouches in the U.S.
•Net revenues decreased by 5.0% organically, mainly reflecting an unfavorable price variance in the U.S., including the impact of special promotions to mark ZYN's return to full availability, with all promotional costs including retailer incentives taken in net revenue. This was partly offset by higher SFP volumes.
•Adjusted operating income decreased by 43.5% on an organic basis, primarily reflecting: the same factors as for net revenues; and higher marketing, administration and research costs.

Operating Review - First Nine Months 2025

Net Revenues (in millions)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
2024	28,172	11,547	8,393	4,959	3,273
Price	1,251	647	596	68	(60)
Volume/Mix	847	204	(92)	210	525
Other	26	—	37	—	(11)
Acquisitions & Divestitures	(126)	(126)	—	—	—
Currency	116	241	8	(30)	(103)
2025	30,286	12,513	8,942	5,207	3,624
vs. YTD 2024	7.5%	8.4%	6.5%	5.0%	10.7%
Organic growth	7.5%	7.4%	6.4%	5.6%	13.9%

Operating Income (in millions)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
2024	10,143	4,797	2,623	2,304	419
Price	1,251	647	596	68	(60)
Volume/Mix	1,009	97	160	270	482
Cost/Other	(1,082)	(526)	(266)	1	(291)
Acquisitions & Divestitures	84	53	31	—	—
Currency	114	187	11	(31)	(53)
2025	11,519	5,255	3,155	2,612	497
vs. YTD 2024	13.6%	9.5%	20.3%	13.4%	18.6%

Adjustments*	(1,187)	(598)	(12)	(2)	(575)
2025 Adjusted OI	12,706	5,853	3,167	2,614	1,072
vs. YTD 2024	13.8%	12.9%	18.1%	13.4%	7.5%
Organic growth	12.5%	9.4%	16.5%	14.7%	12.8%

2024 Adjusted OI Margin	39.6%	44.9%	32.0%	46.5%	30.5%
2025 Adjusted OI Margin	42.0%	46.8%	35.4%	50.2%	29.6%
vs. YTD 2024	2.4pp	1.9pp	3.4pp	3.7pp	(0.9)pp
Organic growth	1.9pp	0.8pp	3.0pp	4.0pp	(0.3)pp
(*) For a list of adjusting items refer to additional information section of this release or Schedules 8 and 9 in Exhibit 99.2 to the Form 8-K dated October 21, 2025.

HTU & Cigarette Shipments (m units)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
Heated Tobacco Units	116,735	43,033	23,082	50,087	533
vs. YTD 2024	12.2%	11.8%	14.6%	11.5%	12.9%
Cigarettes	457,941	116,867	261,653	35,490	43,931
vs. YTD 2024	(1.3)%	(6.0)%	1.0%	(2.1)%	(1.2)%
Total	574,676	159,900	284,735	85,577	44,464
vs. YTD 2024	1.2%	(1.8)%	2.0%	5.4%	(1.1)%

Oral SFP Shipments (m cans)	Total PMI	Europe	SSEA, CIS & MEA	EA, AU & PMI GTR	Americas
Nicotine Pouches	662.7	42.5	16.6	3.7	599.9
vs. YTD 2024	44.0%	20.5%	+100%	+100%	44.1%
Snus	176.0	163.6	—	10.5	1.9
vs. YTD 2024	(3.0)%	(8.8)%	—	—	(13.3)%
Moist Snuff	98.7	—	—	—	98.7
vs. YTD 2024	(3.9)%	—	—	—	(3.9)%
Other Oral SFP	2.1	2.1	—	—	—
vs. YTD 2024	(23.0)%	(23.6)%	—	—	—
Total	939.5	208.1	16.6	14.2	700.5
vs. YTD 2024	25.8%	(4.2)%	+100%	+100%	34.4%
Note: U.S. travel retail volumes of approximately 8.1m nicotine pouch cans recorded in Americas segment, financial impact recorded in EA, AU & PMI GTR segment. No meaningful U.S. travel retail volumes in prior year. "-" indicates volume below 0.1 million cans

Total PMI
•Estimated industry volume (excluding China and the U.S.) for cigarettes and HTUs decreased by 0.7%.
•PMI's shipment volume increased by 1.8% with smoke-free volumes up by 14.3%, with all SFP categories growing strongly, and cigarette volumes down by 1.3%.
•Net revenues increased organically by 7.5%, mainly reflecting: a favorable pricing variance due to higher combustible tobacco pricing; and favorable volume/mix, driven by higher smoke-free volume, notwithstanding unfavorable mix and lower cigarette volumes.
•Adjusted operating income increased by 12.5% organically, reflecting: the same factors as for net revenues; partly offset by marketing, administration and research costs as well as manufacturing costs.

Europe
•PMI's shipment volume decreased by 1.2% with cigarettes down by 6.0% and SFP up by 12.2%.
•Net revenues increased organically by 7.4%, reflecting a favorable price variance, predominantly due higher combustible tobacco pricing; and favorable volume/mix, driven by higher smoke-free products volume, notwithstanding lower volumes and unfavorable mix for cigarettes.
•Adjusted operating income increased by 9.4% on an organic basis, primarily reflecting: the same factors as for net revenues; partly offset by higher marketing, administration and research costs.

SSEA, CIS & MEA
•PMI's shipment volume increased by 2.1% with SFP up by 15.8% and cigarettes up by 1.0%.
•Net revenues increased organically by 6.4%, mainly reflecting: a favorable price variance, predominantly driven by combustible tobacco pricing; while unfavorable cigarette mix due to an already mentioned commercial model change in Indonesia was largely offset by higher cigarette and SFP volume.
•Adjusted operating income increased by 16.5% on an organic basis, mainly reflecting: a favorable price variance as well as higher cigarette and SFP volume, partly offset by higher marketing, administration and research costs as well as manufacturing costs (notably tobacco leaf).

East Asia, Australia & PMI Global Travel Retail
•PMI's shipment volume increased by 5.8% with SFP up by 12.1% and cigarettes down by 2.1%.
•Net revenues increased 5.6% organically, mainly reflecting favorable volume/mix, driven by SFP volume and favorable price variance, driven by higher combustible tobacco pricing.
•Adjusted operating income increased 14.7% organically, reflecting the same factors as for net revenues.

Americas
•PMI's shipment volume increased by 4.2% with SFP up by 32.3% and cigarettes down by 1.2%.
•Net revenues increased 13.9% organically with favorable volume/mix, driven by SFP volume and an unfavorable U.S. price variance largely offset by cigarette pricing outside of the U.S.
•Adjusted operating income increased by 12.8% organically, due to the same factors as for net revenues, partly offset by higher marketing, administration and research costs as well as manufacturing costs.

Additional Information

Third Quarter			First Nine Months
2025	2024		2025	2024
$ 2.23	$ 1.97	Reported Diluted EPS	$ 5.89	$ 4.89
—	—	Restructuring charges	0.13	0.09
—	—	Impairment of goodwill and other intangibles	0.03	0.01
0.13	0.12	Amortization of intangibles	0.37	0.29
—	(0.10)	Income tax impact associated with Swedish Match AB financing	(0.24)	(0.01)
—	0.03	Egypt sales tax charge	—	0.03
—	0.13	Loss on sale of Vectura Group	—	0.13
0.10	—	Germany excise tax classification litigation charge	0.10	—
(0.10)	—	RBH (Canada) Plan Implementation, including dividend income, net	(0.10)	—
0.09	—	Impairment of Wellness & Healthcare related equity investment	0.09	—
(0.07)	(0.24)	Fair value adjustment for equity security investments	(0.33)	(0.39)
(0.14)	—	Tax items	(0.11)	(0.03)
$ 2.24	$ 1.91	Adjusted Diluted EPS	$ 5.83	$ 5.01
0.08		Less: Currency	0.02
$ 2.16	$ 1.91	Adjusted Diluted EPS, excluding Currency	$ 5.81	$ 5.01

Third Quarter			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2025	2024	Total	Excl. Curr. & Acq./Div.	Total	Cur- rency	Acq. / Div.	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 10,845	$ 9,911	9.4%	5.9%	934	385	(38)	305	245	37
Cost of Sales(1)	(3,487)	(3,366)	(3.6)%	(0.4)%	(121)	(143)	36	—	13	(27)
Marketing, Administration and Research Costs(2)	(3,095)	(2,891)	(7.1)%	(6.2)%	(204)	(46)	20	—	—	(178)
Operating Income	$ 4,263	$ 3,654	16.7%	10.8%	609	196	18	305	258	(168)
Amortization of intangibles	(250)	(256)	2.3%	(1.2)%	6	—	9	—	—	(3)
Egypt sales tax charge	—	(45)	+100%	+100%	45	—	—	—	—	45
Loss on sale of Vectura Group	—	(198)	+100%	+100%	198	—	—	—	—	198
Germany excise tax classification litigation charge	(176)	—	—%	—%	(176)	—	—	—	—	(176)
RBH (Canada) Plan implementation	19	—	—%	—%	19	—	—	—	—	19
Adjusted Operating Income	$ 4,670	$ 4,153	12.4%	7.5%	517	196	9	305	258	(251)

Adjusted Operating Income Margin	43.1%	41.9%	1.2pp	0.6pp
(1) Includes $5 million in 2025 and $14 million in 2024 related to the special items below.
(2) Includes $402 million in 2025 and $485 million in 2024 related to the special items below.

First Nine Months			Change Fav./(Unfav.)		Variance Fav./(Unfav.)
	2025	2024	Total	Excl. Curr. & Acq./Div.	Total	Cur- rency	Acq. / Div.	Price	Vol/ Mix	Cost/ Other
(in millions)
Net Revenues	$ 30,286	$ 28,172	7.5%	7.5%	2,114	116	(126)	1,251	847	26
Cost of Sales (1)	(9,806)	(9,906)	1.0%	0.4%	100	(63)	128	—	162	(127)
Marketing, Administration and Research Costs (2)	(8,920)	(8,123)	(9.8)%	(11.6)%	(797)	61	82	—	—	(940)
Impairment of Goodwill	(41)	—	—%	—%	(41)	—	—	—	—	(41)
Operating Income	$ 11,519	$ 10,143	13.6%	11.6%	1,376	114	84	1,251	1,009	(1,082)
Restructuring charges	(243)	(168)	(44.6)%	(44.6)%	(75)	—	—	—	—	(75)
Impairment of goodwill and other intangibles	(41)	(27)	(51.9)%	-(100)%	(14)	—	26	—	—	(40)
Amortization of intangibles	(746)	(588)	(26.9)%	(32.0)%	(158)	—	30	—	—	(188)
Loss on sale of Vectura Group	—	(198)	+100%	+100%	198	—	—	—	—	198
Egypt sales tax charge	—	(45)	+100%	+100%	45	—	—	—	—	45
Germany excise tax classification litigation charge	(176)	—	—%	—%	(176)	—	—	—	—	(176)
RBH (Canada) Plan implementation	19	—	—%	—%	19	—	—	—	—	19
Adjusted Operating Income	$ 12,706	$ 11,169	13.8%	12.5%	1,537	114	28	1,251	1,009	(865)

Adjusted Operating Income Margin	42.0%	39.6%	2.4pp	1.9pp
(1) Includes $16 million in 2025 and $46 million in 2024 related to the special items below.
(2) Includes $1,130 million in 2025 and $980 million in 2024 related to the special items below.

	Third Quarter			First Nine Months
	2025	2024	Change (pp)	2025	2024	Change (pp)

Total International Market Share(1)	29.5%	29.6%	(0.1)	29.3%	28.9%	0.4
Cigarettes	23.7%	24.3%	(0.6)	23.5%	23.7%	(0.2)
HTU	5.8%	5.3%	0.5	5.8%	5.2%	0.6

Cigarette over Cigarette Market Share(2)	25.6%	26.1%	(0.5)	25.4%	25.5%	(0.1)
(1) Defined as PMI's cigarette and heated tobacco unit in-market sales volume as a percentage of total industry cigarette and heated tobacco unit sales volume, excluding China and the U.S., including cigarillos in Japan
(2) Defined as PMI's cigarette in-market sales volume as a percentage of total industry cigarette sales volume, excluding China and the U.S., including cigarillos in Japan
Note: Sum of share of market by product categories might not foot to total due to rounding.

Philip Morris International: A Global Smoke-Free Champion
Philip Morris International is a leading international consumer goods company, actively delivering a smoke-free future and evolving its portfolio for the long term to include products outside of the tobacco and nicotine sector. The company’s current product portfolio primarily consists of cigarettes and smoke-free products, including heat-not-burn, nicotine pouch and e-vapor products. Our smoke-free products are available for sale in 100 markets, and as of June 30, 2025 PMI estimates they were used by over 41 million legal-age consumers around the world, many of whom have moved away from cigarettes or significantly reduced their consumption. The smoke-free business accounted for 41% of PMI’s first-nine months 2025 total net revenues. Since 2008, PMI has invested over $14 billion to develop, scientifically substantiate and commercialize innovative smoke-free products for adults who would otherwise continue to smoke, with the goal of completely ending the sale of cigarettes. This includes the building of world-class scientific assessment capabilities, notably in the areas of pre-clinical systems toxicology, clinical and behavioral research, as well as post-market studies. Following a robust science-based review, the U.S. Food and Drug Administration has authorized the marketing of Swedish Match’s General snus and ZYN nicotine pouches and versions of PMI’s IQOS devices and consumables - the first-ever such authorizations in their respective categories. Versions of IQOS devices and consumables and General snus also obtained the first-ever Modified Risk Tobacco Product authorizations from the FDA. With a strong foundation and significant expertise in life sciences, PMI has a long-term ambition to expand into wellness and healthcare areas and aims to enhance life through the delivery of seamless health experiences. References to “PMI”, “we”, “our” and “us” mean Philip Morris International Inc., and its subsidiaries. For more information, please visit www.pmi.com and www.pmiscience.com.
Forward-Looking and Cautionary Statements
This press release contains projections of future results and goals and other forward-looking statements, including statements regarding expected financial or operational performance; capital allocation plans; investment strategies; regulatory outcomes; market expectations; business plans and strategies. Achievement of future results is subject to risks, uncertainties and inaccurate assumptions. In the event that risks or uncertainties materialize, or underlying assumptions prove inaccurate, actual results could vary materially from those contained in such forward-looking statements. Pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, PMI is identifying important factors that, individually or in the aggregate, could cause actual results and outcomes to differ materially from those contained in any forward-looking statements made by PMI.
PMI's business risks include: excise tax increases and discriminatory tax structures; increasing marketing and regulatory restrictions that could reduce our competitiveness, eliminate our ability to communicate with adult consumers, or ban certain of our products in certain markets or countries; health concerns relating to the use of tobacco and other nicotine-containing products and exposure to environmental tobacco smoke; litigation related to tobacco and/or nicotine use and intellectual property; intense competition; the effects of global and individual country economic, regulatory and political developments, natural disasters and conflicts; the impact and consequences of Russia's invasion of Ukraine; changes in adult smoker behavior; the impact of natural disasters and pandemics on PMI's business; lost revenues as a result of counterfeiting, contraband and cross-border purchases; governmental investigations; unfavorable currency exchange rates and currency devaluations, and limitations on the ability to repatriate funds; adverse changes in applicable corporate tax laws; recent and potential future tariffs imposed by the U.S. and other countries; adverse changes in the cost, availability, and quality of tobacco and other agricultural products and raw materials, as well as components and materials for our electronic devices; and the integrity of its information systems and effectiveness of its data privacy policies. PMI's future profitability may also be adversely affected should it be unsuccessful in its attempts to introduce, commercialize, and grow smoke-free products or if regulation or taxation do not differentiate between such products and cigarettes; if it is unable to successfully introduce new products, promote brand equity, enter new markets or improve its margins through increased prices and productivity gains; if it is unable to expand its brand portfolio internally or through acquisitions and the development of strategic business relationships; if it is unable to attract and retain the best global talent, including women or diverse candidates; or if it is unable to successfully integrate and realize the expected benefits from recent transactions and acquisitions. Future results are also subject to the lower predictability of our smoke-free products performance.
PMI is further subject to other risks detailed from time to time in its publicly filed documents, including PMI's Annual Report on Form 10-K for the fourth quarter and year ended December 31, 2024, and the Quarterly Report on Form 10-Q for the third quarter ended September 30, 2025, which will be filed in the coming days. PMI cautions that the foregoing list of important factors is not a complete discussion of all potential risks and uncertainties. PMI does not undertake to update any forward-looking statement that it may make from time to time, except in the normal course of its public disclosure obligations.
Non-GAAP Measures, Glossary and Explanatory Notes
Reconciliations of non-GAAP measures in this release to the most directly comparable U.S. GAAP measures can be found in Exhibit 99.2 to the Form 8-K dated October 21, 2025, and at www.pmi.com/2025Q3earnings. A glossary of key terms, definitions and explanatory notes is available in the aforementioned Exhibit 99.2 and on the same webpage, where additional financial schedules, as well as adjustments and other calculations have also been made available.
Management reviews net revenues, gross profit, operating income, operating income margin, operating cash flow and earnings per share, or "EPS," on an adjusted basis, which may exclude the impact of currency and other items such as acquisitions, divestitures, restructuring costs, tax items and other special items. Additionally, starting in 2022 and on a comparative basis, for these measures other than net revenues and operating cash flow, PMI includes adjustments to add back amortization expense on acquisition related intangible assets that are recorded as part of purchase accounting and contribute to PMI’s revenue generation, as well as impairment of intangible assets, if any. While amortization expense on acquisition related intangible assets is excluded in these adjusted measures, the net revenues generated from these acquired intangible assets are included in the company's adjusted measures, unless otherwise stated. Currency-neutral and organic growth rates reflect the way management views underlying performance for these measures. PMI believes that such measures provide useful insight into underlying business trends and results. Management reviews these measures because they exclude changes in currency exchange rates and other factors that may distort underlying business trends, thereby improving the comparability of PMI’s business performance between reporting periods. Furthermore, PMI uses several of these measures in its management compensation program to promote internal fairness and a disciplined assessment of performance against company targets. PMI discloses these measures to enable investors to view the business through the eyes of management.
Non-GAAP measures used in this release should neither be considered in isolation nor as a substitute for the financial measures prepared in accordance with U.S. GAAP.

																	Appendix 1
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

Third Quarter
Market	Cigarette & HTU Market (bn units)			PMI Shipments (bn units)									PMI Market Share(2) (%)
				Cigarette & HTU			Cigarette			HTU			Cigarette & HTU			HTU
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change	2025	2024	pp Change	2025	2024	pp Change

Total(1)(2)	668.5	673.8	(0.8)	198.8	198.6	0.1	157.9	163.2	(3.2)	40.8	35.3	15.5	29.5	29.6	(0.1)	5.8	5.3	0.5

Europe
France	6.2	6.8	(8.9)	2.3	2.4	(5.5)	2.3	2.4	(5.0)	—	—	—	40.1	41.0	(0.9)	0.5	0.6	(0.1)
Germany(3)	18.9	19.7	(3.7)	6.6	7.0	(5.1)	5.4	5.9	(7.5)	1.2	1.1	8.0	36.7	37.6	(0.9)	6.5	5.8	0.7
Italy(3)	19.9	20.1	(1.1)	10.8	10.5	3.3	6.7	7.2	(6.5)	4.1	3.3	24.2	53.9	54.9	(1.0)	18.2	16.6	1.6
Poland(3)	13.9	15.4	(9.7)	6.4	6.9	(6.8)	5.0	5.5	(9.5)	1.4	1.3	4.4	45.5	43.9	1.6	9.5	8.6	0.9
Spain	12.2	12.3	(0.8)	3.4	3.6	(5.8)	3.0	3.2	(7.5)	0.4	0.4	9.2	29.6	29.6	—	3.3	2.7	0.6

SSEA, CIS & MEA
Egypt	21.8	21.6	0.7	6.8	6.5	4.8	6.3	6.0	4.8	0.5	0.5	5.3	32.0	30.2	1.8	2.1	1.9	0.2
Indonesia(4)	65.8	67.6	(2.7)	20.2	20.7	(2.5)	19.8	20.3	(2.7)	0.4	0.3	13.1	30.7	30.6	0.1	0.6	0.5	0.1
Philippines	11.5	11.3	1.4	5.4	5.3	2.3	5.3	5.2	1.4	0.1	0.1	56.9	46.9	46.5	0.4	1.1	0.7	0.4
Russia	59.8	59.8	0.1	18.4	19.0	(3.4)	13.2	14.5	(9.0)	5.2	4.6	14.5	31.2	32.3	(1.1)	8.7	7.9	0.8
Turkey	42.4	41.4	2.5	19.8	21.4	(7.7)	19.8	21.4	(7.7)	—	—	—	46.7	51.8	(5.1)	—	—	—

EA, AU & PMI GTR
Australia	0.5	1.3	(59.2)	0.2	0.5	(53.4)	0.2	0.5	(53.4)	—	—	—	27.9	37.2	(9.3)	—	—	—
Japan(2)(3)	38.8	38.6	0.6	17.7	15.7	12.5	4.3	4.2	2.5	13.4	11.5	16.2	42.6	41.3	1.3	31.7	29.9	1.8
South Korea	18.7	18.2	2.6	3.8	3.7	4.5	2.1	2.2	(2.1)	1.7	1.5	13.9	20.3	19.9	0.4	9.1	8.2	0.9

Americas
Argentina	6.5	6.1	5.0	4.1	3.9	7.1	4.1	3.9	7.1	—	—	—	64.0	62.7	1.3	—	—	—
Mexico	6.9	7.8	(11.3)	4.0	4.6	(12.8)	3.9	4.5	(13.5)	0.1	0.1	46.0	57.5	58.6	(1.1)	1.1	0.6	0.5

(1) Market share estimates are calculated using IMS data, unless otherwise stated. Depending on the market and distribution model, IMS may represent an estimate. Consequently, past reported periods may be updated to ensure comparability and to incorporate the most current information.
(2) Total market and market share estimates include cigarillos in Japan
(3) PMI market share reflects estimated adjusted IMS volume share (see Glossary for definition); Total Market is based on reported IMS
(4) 2025 includes 2.4 billion units of cigarettes shipment volume under an arrangement where PMI acts as brand management and fulfilment services agent
Note: % change for Total Market and PMI shipments is computed based on millions of units. "-" indicates volume below 50 million units and market share below 0.1%

																	Appendix 2
PHILIP MORRIS INTERNATIONAL INC. and Subsidiaries
Key Market Data

First Nine Months
Market	Cigarette & HTU Market (bn units)			PMI Shipments (bn units)									PMI Market Share(2) (%)
				Cigarette & HTU			Cigarette			HTU			Cigarette & HTU			HTU
	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change	2025	2024	% Change	2025	2024	pp Change	2025	2024	pp Change

Total(1)(2)	1,925.9	1,939.2	(0.7)	574.7	568.1	1.2	457.9	464.0	(1.3)	116.7	104.0	12.2	29.3	28.9	0.4	5.8	5.2	0.6

Europe
France	18.1	19.8	(8.6)	7.4	8.3	(10.7)	7.3	8.2	(10.4)	0.1	0.1	(30.4)	40.2	41.0	(0.8)	0.5	0.6	(0.1)
Germany(3)	52.8	53.0	(0.4)	19.5	20.1	(3.0)	15.9	17.0	(6.4)	3.6	3.1	15.0	37.7	38.7	(1.0)	7.0	6.0	1.0
Italy(3)	55.8	55.7	0.2	29.6	29.0	2.0	19.7	20.9	(6.1)	10.0	8.1	22.8	53.5	53.7	(0.2)	18.1	17.0	1.1
Poland(3)	39.5	44.5	(11.0)	17.7	19.4	(8.4)	14.0	15.4	(9.2)	3.8	4.0	(5.2)	44.8	43.3	1.5	9.7	9.0	0.7
Spain	32.8	33.3	(1.5)	10.1	9.9	2.2	9.0	9.0	0.7	1.0	0.9	17.5	29.4	29.2	0.2	3.3	2.7	0.6

SSEA, CIS & MEA
Egypt	64.3	60.3	6.7	19.5	18.5	5.4	18.4	17.4	6.1	1.0	1.1	(6.3)	30.2	30.4	(0.2)	1.9	1.9	—
Indonesia(4)	192.3	199.7	(3.7)	59.4	60.5	(1.9)	58.4	59.7	(2.2)	1.1	0.8	25.8	30.9	30.3	0.6	0.5	0.4	0.1
Philippines	34.7	33.7	3.1	16.4	15.8	4.0	16.1	15.6	3.3	0.3	0.2	57.0	47.4	46.9	0.5	1.0	0.6	0.4
Russia	164.1	161.7	1.4	53.1	51.9	2.3	38.5	38.9	(0.9)	14.6	13.0	11.7	31.9	32.1	(0.2)	9.2	8.5	0.7
Turkey	118.2	111.9	5.6	55.5	57.8	(3.9)	55.5	57.8	(3.9)	—	—	—	47.1	51.6	(4.5)	—	—	—

EA, AU & PMI GTR
Australia	2.3	4.0	(41.4)	0.8	1.4	(43.9)	0.8	1.4	(43.9)	—	—	—	35.0	35.8	(0.8)	—	—	—
Japan(2)(3)	112.2	112.2	—	54.6	51.1	6.7	12.4	12.6	(1.2)	42.1	38.5	9.3	42.8	41.1	1.7	31.8	29.5	2.3
South Korea	51.9	52.9	(1.9)	10.7	10.6	0.6	5.8	6.3	(8.5)	4.9	4.3	14.0	20.5	20.0	0.5	9.3	8.0	1.3

Americas
Argentina	19.9	19.1	3.9	12.6	11.8	6.7	12.6	11.8	6.7	—	—	—	63.6	61.9	1.7	—	—	—
Mexico	20.8	22.0	(5.6)	12.0	12.9	(6.8)	11.8	12.8	(7.3)	0.2	0.2	29.1	57.8	58.6	(0.8)	1.0	0.7	0.3

(1) Market share estimates are calculated using IMS data, unless otherwise stated. Depending on the market and distribution model, IMS may represent an estimate. Consequently, past reported periods may be updated to ensure comparability and to incorporate the most current information.
(2) Total market and market share estimates include cigarillos in Japan
(3) PMI market share reflects estimated adjusted IMS volume share (see Glossary for definition); Total Market is based on reported IMS
(4) 2025 includes 6.4 billion units of cigarettes shipment volume under an arrangement where PMI acts as brand management and fulfilment services agent
Note: % change for Total Market and PMI shipments is computed based on millions of units. "-" indicates volume below 50 million units and market share below 0.1%